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                                                                   EXHIBIT 10.18


                            JOINT VENTURE AGREEMENT

                 THIS JOINT VENTURE AGREEMENT ("Agreement") is made and entered into as of this 27th day of August, 1997 by and between Goldcoast Entertainment Cruises, Inc., a Florida corporation ("Goldcoast") and Concorde Gaming Corporation, a Colorado corporation ("Concorde").

                                    RECITALS

                 A. The parties hereto propose to enter into a joint venture to construct, own, operate and manage a commercial gaming vessel from dockage at Bayfront Park, Miami, Florida (the "Project") and such other activities as may be necessary or incidental thereto.
                 NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and the mutual promises contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                         FORMATION, PURPOSES, DURATION

Section 1.1.     FORMATION AND NAME.

         1.1.1. Formation. The parties hereto (jointly the "Venturers" and individually a "Venturer") hereby enter into a definitive joint venture agreement to memorialize the limited purposes and scope of the joint venture (the "Joint Venture" or the "Venture") set forth in this Agreement. The Joint Venture shall be governed by the Florida Revised Uniform Partnership Act (the "Act"), as from time to time amended, except as expressly provided herein to the contrary.


         1.1.2. Name. The name of the Joint Venture shall be "Bayfront Ventures" and the business of the Joint Venture shall be conducted solely under such name or in the name of the "Bayside Princess", or any other name unanimously selected by the Management Committee.

         1.1.3 Statement of Partnership. The parties hereto acknowledge that a Partnership Registration Statement, pursuant to the provisions of Section
620.8105 of the Act, has been executed and recorded with the Secretary of State of the State of Florida, and the parties agree to execute and acknowledge a fictitious name affidavit and cause the same to be published and filed in accordance with the Act.

         1.1.4 Title to Venture Assets. Title to all Venture property, whether real or personal, shall be taken and held only in the name of the Venture or in such other name, as may be required under applicable law.
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Section  1.2.    PURPOSES AND SCOPE OF THE JOINT VENTURE.

         1.2.1 Purposes. The purposes of the Joint Venture are (a) to construct, own, operate and manage the Project, and any other projects hereafter acquired by the Joint Venture pursuant to and in accordance with this Agreement ("Additional Projects"), if it is "Approved by the Management Committee" (as hereinafter defined); and to engage in such other activities as are reasonably necessary or incidental to the foregoing with respect to the Project and the Additional Projects.

         1.2.2 Scope of Venturers' Authority. Except as otherwise expressly and specifically provided in this Agreement, neither Venturer shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of, the other Venturer or the Joint Venture. Neither the Joint Venture nor either Venturer shall be responsible or liable for any indebtedness or obligation of the other Venturer or otherwise relating to the Project incurred or arising either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, indebtedness, or obligations incurred after the date hereof pursuant to and as limited by the terms of this Agreement. This Agreement shall not be deemed to create a general partnership between the Venturers with respect to any activities whatsoever other than activities within the scope and business purposes of the Joint Venture specified in Subsection 1.2.1.

Section  1.3     PRINCIPAL PLACE OF BUSINESS.

                 The principal place of business of the Joint Venture shall be located at Bayfront Park, Miami, Florida, or at such other location as may be approved by the Management Committee from time to time.

Section  1.4.    TERM.

                 The term of the Joint Venture shall commence as of the date set forth above, and shall continue, unless sooner terminated in accordance with other provisions of this Agreement, for so long as the Joint Venture holds any interest in or has any obligations relating to the Project or any Additional Projects, or until the Venturers agree to its termination; provided, however, that the Joint Venture shall, if not sooner terminated, terminate on December 1, 2015, unless otherwise extended by mutual written agreement of both Venturers; and provided further, that neither Venturer shall have the right and each Venturer hereby agrees not to withdraw from the Joint Venture nor to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of the Joint Venture, except as provided in this Agreement, and neither Venturer at any time shall have the right to petition or to take any action to subject the Project or any part thereof or the Joint Venture assets or any part thereof to the authority of any court of bankruptcy, insolvency, receivership or similar proceeding.





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                                   ARTICLE II
                             CAPITAL CONTRIBUTIONS,
                           FINANCING AND DISTRIBUTION

Section 2.1      JOINT VENTURE INTERESTS AND CAPITAL ACCOUNTS.

         2.1.1. Percentage Interests. The Venturers shall have the following undivided percentage interests in the Joint Venture (individually a "Percentage Interest" and jointly "Percentage Interests").


                  Concorde                    80%
                  Goldcoast                   20%
                                             ----
                                             100%

         2.1.2 Adjustments. Unless otherwise agreed by both Venturers, no adjustment to the Percentage Interest of either Venturer shall be made as a result of a transfer of a Venturer's Percentage Interest or a portion thereof pursuant to Articles VI or VII hereof.

         2.1.3 Capital Accounts Defined. A separate capital account ("Capital Account") shall be maintained for each Venturer in accordance with federal income tax accounting principles under Treasury Regulation Section 1.704-1(b). The Capital Account of each Venturer shall be:

         (a) increased by (i) the amount of any cash and the fair market value of any property contributed to the Venture by such Venturer (net of liabilities secured by such contributed property that the Venture is considered to assume or to which it is subject under Section 752 of the Internal Revenue Code of 1986, as amended and in effect from time to time, and applicable regulations thereunder (the "Code")); and
         (ii), its distributive share of Venture income and gain (or items thereof), including income and gain exempt from tax and gain determined for book purposes, but excluding income and gain described in Treasury Regulations Section 1.704-1(b)(4)(i); and


         (b) decreased by (i) the amount of money and the fair market value of property distributed to the Venturer by the Venture (net of liabilities secured by such distributed property that the Venturer is considered to assume or to which it is subject under Code Section
         752); (ii) such Venturer's distributive share of Venture loss or deduction (or items thereof), including loss and deduction determined for book purposes, but excluding loss or deduction described in Treasury Regulation Section 1.704-1(b)(4)(i) and expenditures described in clause (iii); and (iii), such Venturer's distributive share of expenditures which are neither deductible nor properly capitalized.

Section  2.2     CAPITAL CONTRIBUTIONS BY CONCORDE.

         Following the execution of this Agreement, Concorde shall make capital contributions in accordance with the construction and capital outlay needs of the Joint Venture. Concorde's capital contribution will be $6,405,000, ("Capital Contribution") which amount shall not include





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any funds contributed by Concorde in conjunction with the letter of credit required by the Use Agreement. Concorde shall be credited for all payments made by Concorde to Leo Equity Group, Inc. ("LEG") and the Bayfront Park Management Trust, if any, related to the acquisition of LEG's interest in the Joint Venture, less $95,000 which shall be treated as a loan between Concorde and Goldcoast. Concorde and Goldcoast agree to enter into a separate loan agreement evidencing Goldcoast's obligation to reimburse Concorde for these initial advances.

Section  2.3     CONTRIBUTIONS BY GOLDCOAST.

         Goldcoast's capital contribution account shall be zero. Goldcoast's contribution to the Joint Venture shall be: (i) the initial Identification and Concept of the Project, including the successful award from a Request For Proposals by the Bayfront Park Management Trust, a limited agency and instrumentality of the City of Miami; (ii) the successful negotiation and execution of a Use Agreement with Bayfront Park Management Trust for the Bayfront Park docking facilities; (iii) the development and management of the Project prior to the initial commercial voyage of the Project; and (iv) the management of the Project, upon its initial commercial voyage.

Section  2.4     ADDITIONAL FUNDING.

         2.4.1 General. It is anticipated that the Joint Venture will require funds in addition to the capital contributions provided for above in Sections
2.2 and 2.3. The Venturers agree that in no event shall any additional capital contributions be required to be made by either Venturer to the Venture, but that such funds shall be sought through outside financing, which may include leasing. In the event that third party financing is not available at reasonable terms, the Venturers shall have the opportunity to provide financing to the Joint Venture (the "Financing Venturer).

         2.4.2 Notice by Manager. In the event that the Management Committee unanimously determines that it is necessary for the Venture to borrow additional funds for the Venture's continued operations pursuant to this
Section 2.4, the Manager, when Approved by the Management Committee (as such phrase is defined herein), shall give notice to each Venturer in the manner provided in Section 10.2. Such notice shall specify in reasonable detail the amount and purpose of any such additional funds and a proposed method of obtaining such additional funds.

         2.4.3 Repayment of Financing Venturer Loan(s). In the event a Financing Venturer makes a loan to the Joint Venture ("Venturer Loan"), the Venturer Loan shall bear interest at a rate equal to the highest prime rate, as published in the Wall Street Journal, plus 6 %, provided that such rate shall not be less than 15% nor more than 20%. Any Financing Venturer Loans shall be repaid in monthly installments in accordance with the following schedule:


           Venturer Loan Amount                     Months for Repayment

           < $1,000,000                                     12

             $1,000,000 or >, but < $2,000,000              24

             $2,000,000 or >, but < $3,000,000              36

             $3,000,000 or >                                60






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Repayment of a Venturer Loan shall be secured by all assets of the Joint
Venture and the Joint Venture agrees to file Uniform Commercial Code financing, continuation statements, and other security instruments as may be appropriate to perfect and continue such security interest in favor of such Financing Venturer. In the event that the Venture's Net Cash Flow would result in a distribution to Goldcoast in excess of the advances paid to Goldcoast in Sections 3.4.2 and 3.4.3 ("Excess Net Cash Flow"), the Ventures agree that either Venturer can request the Excess Net Cash Flow be used to repay a Venture Loan, if any. No Venturer Loan shall have a prepayment penalty. Section 2.5

Section  2.5     NO INTEREST ON CAPITAL.

         Interest earned on Joint Venture funds shall inure solely to the benefit of the Joint Venture, and except as specifically provided in Section
2.4 with respect to the payment of interest on a Venturer Loan, no interest shall be paid upon any contributions or advances to the capital of the Joint Venture nor upon any undistributed or reinvested income or profits of the Joint Venture.

Section  2.6     DISTRIBUTIONS TO VENTURERS FROM PROJECT NET CASH FLOW.

         2.6.1 Definition of Net Cash Flow. Not later than thirty (30) days after the end of each calendar quarter, the Manager shall make a distribution to the Venturers of the entire Net Cash Flow (as hereinafter defined in this Subsection 2.6.1) of the Joint Venture from the Project during such preceding calendar quarter in accordance with the provisions of Subsection 2.6.3 below. "Net Cash Flow" shall be computed by the Manager and shall consist of the gross cash receipts of the Joint Venture of any kind or description from the Project during a calendar quarter except for the receipts described in Subsection 2.6.4, after deducting the following:

         (a) all costs of improving, managing, leasing, operating, maintaining, replacing and preserving the Project to the extent paid in cash during such calendar quarter but not including any such payments to the extent that the amounts thereof were reserved against and funded from such reserves;

         (b) all other operating or other expenses of the Joint Venture attributable to the Project whether paid or accrued during such calendar quarter, or any expenditures for casualty losses to the extent that such losses are not reimbursed during such quarter by any third party responsible therefore or through insurance maintained by the Joint Venture, but not including any expenses paid in cash to the extent that such expenses were reserved against and funded from such reserves;





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         (c)     all cash payments made with respect to the discharge of Joint
         Venture indebtedness during the calendar quarter, but not including any such payments to the extent that the amounts thereof were reserved against and funded from such reserves; and

         (d) all reasonable amounts of reserved cash as shall be determined and Approved by the Management Committee to be necessary or advisable,provided that quarterly allocations for cash reserves from the Net Cash Flow do not exceed 25% of the total quarterly Net Cash Flow, for: (i) the repayment of Joint Venture indebtedness coming due in such future time period as shall be determined by the Management Committee; (ii) the improvement, management, operation (including but not limited to insurance and property taxes and assessments), maintenance, replacement or preservation of the Project; and (iii) increases in working capital and other contingencies.

         (e) all payments to Concorde as reimbursement for payments to LEG or accruals in years one through three

         2.6.2 No Deduction for Depreciation. In computing Net Cash Flow, no deduction shall be made for depreciation or amortization as such terms are used for purposes of the United States Internal Revenue Code of 1986, as amended (the "Code").

         2.6.3 Distribution. Distributions of Net Cash Flow will be paid, or be payable, to the Venturers in accordance with their respective Percentage Interests in the Joint Venture, as stated in Section 2.1.1. All distributions paid, or payable, to Goldcoast will be reduced by the amount of advances paid to Goldcoast in accordance with Sections 3.4.2 and 3.4.3. The parties anticipate Concorde receiving a 100% payback of its capital contribution within three (3) years of the Commencement of Operations. In the event the aggregate distributions to Concorde as a percent of its capital contribution ("Concorde Return") results in an annualized return of less than 33.33%, the distributions to be paid will be computed pursuant to the following modifications:

         (a) If Concorde's Return is between 33.3% and 20%, the distributions paid to the Venturers shall be recomputed so that Concorde's Return equals 33.3%, with the exception of advances paid to Goldcoast under Sections 3.4.3.

         (b) If Concorde's Return is less than 20%, then all distributions shall be paid to Concorde, with the exception of advances paid to Goldcoast under Section 3.4.3.

For purposes of calculating Concorde's Return, Concorde's share of the payments to LEG after the Commencement of Operations shall be added to Concorde's Net Cash Flow distribution, which sum shall be the numerator in determining Concorde's Return. The denominator shall be Concorde's capital contribution of $6,000,000.

In the event (a) or (b) above reduces the distribution paid to Goldcoast, the Venturer's agree that Goldcoast will continue to accrue distributions equal to their 20% interest in the Joint Venture. Accrued distributions due to Goldcoast shall be paid upon the earlier of (1) when Concorde's Return is 33.3%, or (2) when Concorde's Capital Contribution has been paid back in its entirety.





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The Management Committee shall endeavor to make distributions sufficient in such amount and at such time to enable the Ventures to satisfy their respective income tax liabilities attributable to the Venture.

         2.6.4 Exclusions from Net Cash Flow. Notwithstanding the foregoing, Net Cash Flow shall not include the proceeds of any sale, mortgage, hypothecation, assignment, condemnation or other transfer or disposition of the Project, or any part thereof or interest therein (excluding only occupancy leases for space within the Improvements), which proceeds shall be distributed as set forth in Section 2.7.

Section  2.7     PROCEEDS FROM SALE OR FINANCING AND PROFITS ON SALE.

                 Proceeds from any sale, mortgage, hypothecation (other than the Construction Loan), assignment, condemnation or other transfer or disposition of the Project, or any part thereof or interest therein, shall be paid to the Venturers in their respective Percentage Interests in the Joint Venture, as stated in Section 2.1.1. after the payment of (i) Concorde's capital contribution less any distributions paid, (ii) the payment of any Financing Venturer Loans, if any, and (iii) the repayment of any unpaid initial advances to Goldcoast prior to commencement of operations. The remainder of such proceeds, if any, shall be distributed to the Venturers based on their respective Percentage Interests, as provided in Section 2.1.1.

Section  2.8     ALLOCATIONS OF PROFITS AND LOSSES TO VENTURERS.

         (a)     Allocation of Losses.      Venture Losses for any year shall
be allocated:

                 (1) first, to the Venturers up to the positive balance of their Capital Accounts, ratably in accordance with the positive balances of their Capital Accounts, and

                 (2) next, any remaining Losses shall be equally allocated to the Venturers.

         (b)     Allocation of Profits.      Venture Profits and gains for any
year shall be allocated:

                 (1) first, to the Venturers previously allocated Losses under Section 2.8(a) to the extent of such Losses (reduced by allocations under this clause for all prior years), ratably and in inverse order to the manner in which such Losses were allocated; and

                 (2) the balance, if any, shall be allocated 80% to Concorde and 20% to Goldcoast

Section  2.9     WITHDRAWALS OF CAPITAL.

         Except as otherwise provided herein, no portion of the capital of the Joint Venture may be withdrawn at any time without the unanimous Approval of the Management Committee. Upon termination of the Joint Venture, the Venturers' capital shall be distributed pursuant to Section 7.5 hereof.





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Section 2.10     TAX ALLOCATIONS CODE SECTION 704(C)

         In accordance with Code Section 704(c) and the regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Venture by a Venturer shall, solely for tax purposes, be allocated among the Venturers so as to take account of any variation between the adjusted basis of such property to the Venture for federal income tax purposes and its fair market value at the time of contribution. In the event the value of any of the real and personal property acquired by the Venture and any improvements thereto (collectively, the "Venture Property") is adjusted on the Venture's books to reflect the fair market value pursuant to Section 2.10 of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its value on the Venture's books in the same manner under Section 704(c) of the Code.

Section 2.11     REVALUATION OF VENTURE PROPERTY

         Upon (1) the admission of any Venturer to the Venture, (2) the liquidation of a Venturer's interest in the Venture, (3) the making of any full or partial withdrawals by a Venturer which changes the Venture's relative Venture interest (other than a de minimis amount) in the Venture as determined by reference to the relative balances in the Venturers' Capital Accounts and
(4) immediately before liquidation of the Venture, all the Venture Property shall be revalued at its fair market value, and the Venturers' Capital Accounts shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in such property (that has not been previously reflected in adjustments to the Venturers' Capital Accounts) would be allocated among the Venturers if the Venture Property were sold at its fair market value on the valuation date.

Section 2.11     TAX MATTERS PARTNER

         Concorde shall be the "tax matters partner" of the Partnership as defined in Section 6231 of the Code.

                                  ARTICLE III

                                   MANAGEMENT

Section 3.1      MANAGEMENT OF THE VENTURE.

         3.1.1 Management Committee. The overall management and control of the business and affairs of the Joint Venture shall be vested in a management committee ("Management Committee"). Except where herein expressly provided to the contrary, all decisions with respect to the management and control of the Joint Venture that are "Approved by the Management Committee" shall be binding on the Joint Venture and each of the Venturers. The Management





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Committee of the Joint Venture shall be composed of two representatives from
Concorde and one representative from Goldcoast. Each Venturer shall designate in writing from time to time its respective representatives on the Management Committee and an alternate for each. Each such representative shall be fully authorized to provide any consent or approval which may be required hereunder of the Management Committee. When the phrases "Approved by the Management Committee" or "Approval of the Management Committee" are used in this Agreement, such phrases shall mean approval in writing by the Venturers acting through their representatives on the Management Committee who shall have been designated pursuant to this Subsection 3.1.1.

         3.1.2 The Manager. The Joint Venture shall have a manager (the "Manager"), who shall be designated pursuant to Section 3.2 hereof. The Manager shall be responsible for the implementation of the decisions of the Management Committee and for conducting the ordinary and usual business and affairs of the Joint Venture as more fully set forth in Section 3.2 hereof.
The Management Committee shall require that the Manager shall at all times conform to policies and programs established by the Management Committee and that the scope of the Manager's authority shall be limited to said policies and programs. The acts of the Manager shall bind the Venturers and the Joint Venture when within the scope of the Manager's authority. The Manager shall at all times be subject to the direction of the Management Committee, and the Management Committee shall require that the Manager shall keep the Management Committee informed as to all matters of concern to the Joint Venture.

         3.1.3 Major Decisions. No act shall be taken, sum expended, decision made or obligation incurred by the Joint Venture, the Management Committee, the Manager or either Venturer with respect to a matter within the scope of any of the major decisions enumerated below (the "Major Decisions"), unless and until the same has been Approved by the Management Committee or expressly delegated by the Management Committee in writing. The Major Decisions itemized under (a) through (d) below shall require the unanimous approval of the Management Committee. All other Major Decisions shall require majority approval. The Major Decisions shall include:

         (a) acquisition of any land or other real property or interest therein;

         (b) financing or refinancing of the Joint Venture or any assets of the Joint Venture, including, without limitation, the financing of the acquisition of the Project, the construction of the Project, interim and long-term financing or refinancing of the Project, and financing operations of the Joint Venture;

         (c) subject to the provisions of Section 6.4 below, sale or other transfer of, or mortgaging or the placing or suffering of any other encumbrance on or affecting the Project or any part or parts thereof;

         (d) construction of any improvements or the making of any capital improvements, alterations or changes in, to or of the Project or any part thereof, except for such matters as may be expressly delegated to the Manager by the Management Committee; and approval of all construction and architectural contracts and all architectural plans, specifications and drawings





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prior to the construction, addition to and/or alteration of the Project or any portion thereof, and any modifications of such contracts, plans, specifications and drawings, except for such matters as may be expressly delegated in writing to the Manager by the Management Committee;

         (e) selecting or varying depreciation and accounting methods and making other decisions with respect to treatment of various transactions for state or federal income tax purposes or other financial purposes not otherwise specifically provided for herein, provided that such methods and decisions shall be consistent with the other provisions of this Agreement;

         (f) varying or changing any portion of the insurance program Approved by the Management Committee;

         (g) determining the amount of distributions to be made to the Venturers as computed in Section 2.6, notwithstanding payments required by Sections 2.4 and 3.4 hereof;

         (h)     approving the Project Plan and all Budgets pursuant to Section
3.3 hereof;

         (i) making any expenditure or incurring any obligation, other than payments for utilities, fuel and governmental agencies, by or on behalf of the Joint Venture involving a sum in excess of $5,000 or involving a sum of $5,000 or less than $5,000 where the same relates to a component part of work, the combined cost of which in any one fiscal year exceeds $5,000 , except for expenditures made and obligations incurred pursuant to and specifically set forth in a Budget theretofore Approved by the Management Committee;

         (j) making any expenditure or incurring any obligation which when added to any other expenditure for the fiscal year of the Joint Venture exceeds the Budget or any line item specified in the Budget;

         (k) retention of counsel for the Joint Venture or institution of any legal action, except for such action as the Management Committee may in writing expressly authorize the Manager to institute; or

         (l) any other decision or action which by any provision of this Agreement is required to be Approved by the Management Committee or which materially affects the Joint Venture or the assets or operations thereof.

Section 3.2 APPOINTMENT AND REPLACEMENT OF MANAGER AND CONSTRUCTION MANAGER; DUTIES AND FEES OF MANAGER AND CONSTRUCTION MANAGER.

         3.2.1 Appointment of Manager. Goldcoast is hereby appointed as the initial Manager of the Joint Venture. The duties, obligations and compensation of the Manager shall be as set forth in this agreement. The Manager shall not be compensated but shall receive an advance against its distributions as set forth in this agreement.

         3.2.2 Termination of Manager. Following the completion of the second full year of operations, Manager may be terminated as Manager for cause if Concorde's Return is less than





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20% for any consecutive two-year period, as calculated pursuant to Section
2.6.3. In the event of termination of Manager, the parties agree to, in good faith, discuss future payments which will include the following considerations in an effort to negotiate a buyout of the Manager's Joint Venture Interest:

         (a)     value of Joint Venture assets and equity therein, if any;

         (b) net present value of future operating cash flows for the remaining term of this Project using a discount rate tied to the prime rate, plus; and

         (c) the management services that were to be provided by the Manager to the Joint Venture and how it relates to the Manager acquiring its Joint Venture Interest.

         3.2.3 Duties of Manager. The Manager, at the expense of and on behalf of the Joint Venture, shall implement or cause to be implemented all decisions Approved by the Management Committee and delegated to the Manager in writing by the Management Committee and shall conduct or cause to be conducted the ordinary and usual business and affairs of the Joint Venture in accordance with and as limited by this Agreement.

         3.2.4 Prior Authorization. Any provision hereof to the contrary notwithstanding, except for expenditures made and obligations incurred previously Approved by the Management Committee or in direct pursuance to a Budget Approved by the Management Committee, or otherwise not required to be Approved by the Management Committee, the Manager shall not have any authority to make any expenditure or incur any obligation on behalf of the Joint Venture. The Manager shall not expend more than what the Manager in good faith believes to be the fair and reasonable market value at the time and place of contracting for any goods purchased or services engaged on behalf of the Joint Venture.

         3.2.5 Rights Not Assignable. The rights and obligations of the Manager under this Agreement shall not be assignable voluntarily or by operation of law by the Manager.

Section 3.3      PROJECT PLAN AND BUDGETS.

         (a) As soon as practically possible following the date of this Agreement, the Manager shall prepare a Project Plan and submit it to the Management Committee for approval. The Project Plan shall be the overall plan for development, construction, completion, financing, leasing and operation of the Project, including, but not limited to, the following:

                 (i) A site plan as well as a statement of the conditions and restrictions applicable thereto.

                 (ii) A plan for responding to all conditions required by the City of Miami or other governmental authorities to construct and operate the Project, including, but not limited to, all permits and approvals.





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                 (iii)    All cost estimates for development and operating
         expenses, including a construction budget and pro forma income projections, which cost estimates shall include estimates of required project funding.

                 (vi)     The final terms of the construction contract.

                 (v) A comprehensive insurance program for the Venture and the Project.

                 (vi) The final terms of the architectural services contract for the Project.

                 (vii) Feasibility studies and such other reports, studies, investigations, and recommendations as are requested by the Management Committee, or as are, in the judgment of the Manager, necessary or advisable in order to provide the Venturers with adequate and timely information with respect to development of the Project.

         (b) Not less often than one time each fiscal year, the Manager shall prepare and submit to the Management Committee for its consideration a budget ("Budget") setting forth the estimated receipts and expenditures (capital, operating, and other) of the Joint Venture for the period covered by the Budget. The Management Committee shall review and adjust the Budget on a quarterly basis. When approved by the Management Committee, the Manager shall implement the Budget and shall be authorized, subject to the provisions of
Section 3.1.3, without the need for further Approval by the Management Committee, to make the expenditures and incur the obligations provided for in the Budget.

Section 3.4      COMPENSATION AND REIMBURSEMENT OF VENTURERS.

         3.4.1   No Compensation.  Except as provided in Sections 3.4.2 and
3.4.3 herein or hereafter Approved by the Management Committee, no payment will be made by the Joint Venture to either Venturer for the services of such Venturer or any member, shareholder, director or employee of such Venturer.

         3.4.2 Initial Advances. Goldcoast shall receive prior to the commencement of operations ("Initial Advances") an advance against its Net Cash Flow distributions of $20,000 per month, provided, that in the event construction of the Project is not completed by July 1, 1998, the parties agree to discuss future payments, if any. Commencement of Operations shall be defined as the day the Joint Venture conducts its first revenue-generating cruise. Prior to the Commencement of Operations, Goldcoast may seek other compensation, which shall offset its monthly advances. Repayment of Initial Advances shall come from net cash flow distributions and shall be payable out of Goldcoast's distribution provided for in Section 2.6.3. hereof beginning with the first quarter after the commencement of operations. Initial Advances shall be reflected as a reduction in Goldcoast's capital account and repaid in accordance with the following:

         (a) If Net Cash Flow is $450,000 or less, repayment of Initial Advances may be deferred by Goldcoast until the Joint Venture receives Net Cash Flow greater than $450,000 for any subsequent quarter;

         (b) If Net Cash Flow is greater than $450,000 but less than $750,000 during the quarter, Goldcoast shall repay the Joint Venture in equal quarterly installments over 12 quarters;

         (c) If Net Cash Flow is $750,000 or greater, but less than $1,000,000, during the quarter, the Joint Venture shall be repaid in equal quarterly installments over 8 quarters; and

         (d) If Net Cash Flow is $1,000,000 or greater during the quarter, the Joint Venture shall be repaid in equal quarterly installments over 4 quarters.

         The payment schedule shall be adjusted quarterly. Notwithstanding any of the above, the repayment of Initial Advances computed in (a) through (d) above shall not reduce Goldcoast's quarterly distribution of Net Cash Flow below $90,000. Thus, the repayment of Initial Advances shall be reduced to an amount that results in a minimum distribution of Net Cash Flow to Goldcoast of $90,000 per quarter.

         3.4.3. Advances to Goldcoast after the Commencement of Operations. Advances made to Goldcoast after the Commencement of Operations shall be $30,000 per month and shall be reflected as a reduction in its capital account.

Section 3.5      CONTRACTS WITH RELATED PARTIES.

         The Manager shall not knowingly enter into any agreement or other arrangement for the furnishing to or by the Venture of goods or services with any individual, corporation, partnership, joint venture, association, firm, joint stock company, trust, unincorporated association or other entity (hereinafter in this Section referred to as a "Person") related to or affiliated with the Manager or either Venturer unless such agreement or arrangement has been Approved by the Management Committee after the nature of the relationship or affiliation has been disclosed. By way of definition of the phrase "related to or affiliated with," for the purposes of this Section 3.5, the following Persons shall be deemed to be "related to or affiliated with" the Manager or a Venturer:

         (a) Any Owning Person, which shall mean a Person owning directly or indirectly more than five percent (5%) of the issued and outstanding stock of, or more than a five percent (5%) beneficial interest in, the Manager, the Construction Manager, or either Venturer;

         (b) Any Owned Person, which shall mean a Person more than five percent (5%) of the issued and outstanding stock of which, or more than a five percent (5%) beneficial interest in which, is owned directly or indirectly by the Manager, the Construction Manager or either Venturer;

         (c) Any Affiliated Person, which shall mean (i) a Person owning more than five percent (5%) of the issued and outstanding stock of which, or more than a five percent (5%) beneficial interest in which, is owned by an Owning Person or an Owned Person, and (ii) a Person which owns more than five percent (5%) of the issued and outstanding stock of, or more than a five percent (5%) beneficial interest in, any Owning Person or any Owned Person; and





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
         (d) Any agent, officer, director, employee, or partner (or any member of the family of any agent, officer, director, employee or partner) of the Manager, either Venturer, any Owning Person, any Owned Person or any Affiliated Person.

Section 3.6      TIME DEVOTED TO JOINT VENTURE.

         The Venturers shall each devote such time to the Joint Venture as is reasonably necessary to carry out the provisions of this Agreement.

Section 3.7      OTHER BUSINESS ACTIVITIES; DISCLOSURE, WAIVER.

         Each of the Venturers understands that the other Venturer or its affiliates may be interested, directly or indirectly, in various other businesses and undertakings not included in the Joint Venture. The Venturers hereby agree that the creation of the Joint Venture and the assumption by each of the Venturers of their duties hereunder shall be without prejudice to their rights (or the rights of their affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom, and each Venturer waives any rights he or it might otherwise have to share or participate in such other interests or activities of the other Venturer or their affiliates, provided such other interests do not negatively and materially affect the Venture. The Venturers may engage in or possess an interest in any other business venture of any nature or description independently or with others and neither the Joint Venture nor the other Venturer shall have any right by virtue of this Agreement in and to such venture or the income or profits derived therefrom if it negatively and materially affects the Venture. Each Venturer shall give notice to the other Venturer of its interest, or the interest of any of its affiliates, in any other business or undertaking which proposes to enter into any business transactions with the Joint Venture. Notwithstanding the above, Goldcoast hereby grants Concorde a right of first refusal with respect to any transaction involving or relating to the ownership, operation or management of a commercial gaming vessel which is located either within the State of Florida or is based, located or operated on land in or adjacent to Florida, other than Goldcoast's existing Fort Lauderdale project.

Section 3.8      SCOPE OF AUTHORITY; INDEMNIFICATION.

         Neither of the Venturers shall, without the consent of the other Venturer, take any action on behalf of or in the name of the Joint Venture, or enter into any commitment or obligation binding upon the Joint Venture, except for (a) actions expressly provided for in this Agreement, (b) actions by the Manager within the scope of its authority granted hereunder, and (c) actions authorized by the Venturers in the manner set forth herein. Each Venturer shall indemnify and hold harmless the other Venturer and its affiliates, directors and officers from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including but not limited to reasonable attorneys' fees) arising directly or indirectly, in whole or in part, out of any breach of the foregoing provisions by such Venturer or its affiliates, officers, agents or employees.





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
                                   ARTICLE IV

                                   ACCOUNTING

Section 4.1      BOOKS AND RECORDS.

         4.1.1 General. At all times during the term hereof, the Manager, at the Joint Venture's expense, shall cause accurate books and records of account to be maintained in which shall be entered all matters relating to the Joint Venture, including all income, expenditures, assets, and liabilities thereof.

         4.1.2 Accrual Basis. Such books and records of account shall be maintained on the accrual basis and shall be adequate to provide either Venturer with all financial information as may be needed by either Venturer or any affiliate of either Venturer for purposes of satisfying the financial reporting obligations of either Venturer or its respective affiliate or affiliates.

         4.1.3 Information to Venturers. Each Venturer shall be entitled to any additional information necessary for the Venturer to adjust its financial basis statement to a tax basis as the Venturer's individual needs may dictate.

Section 4.2      LOCATION AND RIGHTS OF INSPECTION.

         The Joint Venture's books and records of account shall be kept and maintained at all times at the place or places Approved by the Management Committee. Each Venturer and its authorized representatives shall have the right to inspect, examine and copy the books, records, files, securities and other documents of the Joint Venture at all reasonable times.

Section 4.3      FISCAL YEAR.

         The fiscal year of the Joint Venture shall end on September 30 of each year.

Section 4.4      FINANCIAL STATEMENTS.

         The Manager shall prepare a financial statement which will include a balance sheet, income statement and statement of Net Cash Flow of the Joint Venture as of the last day of each month of each fiscal year. Financial statements shall be prepared in accordance with generally accepted accounting principles. Such statements shall be certified by an officer of the Manager. Copies shall be furnished to the Management Committee and to each of the Venturers within fifteen (15) days after the end of each month. Annual financial statements of the Joint Venture and income (unaudited) shall be furnished to the Management Committee and to each of the Venturers within sixty
(60) days after the close of the fiscal year, to the extent feasible.

Section 4.5      AUDIT.

         In conjunction with Concorde's annual audit, the Joint Venture shall allow, and provide assistance to, Concorde's independent auditors to audit the Joint Venture. The independent auditors shall at the end of each fiscal year
(a) audit the records and accounts of the Joint

Venture, (b) render their opinion on the financial statements of the Joint Venture as of the end of each fiscal, and (c) render their opinion on the annual Net Cash Flow computations made by the Manager for the Joint Venture and as to whether distributions thereof are in accordance with Section 2.6 of this Agreement.

Section 4.6      BANK ACCOUNTS.

         Funds of the Joint Venture shall be deposited in an account or accounts of a type, in form and name and in a bank or banks Approved by the Management Committee. Withdrawals from bank accounts shall be made by parties Approved by the Management Committee.

Section 4.7      OTHER ACCOUNTING DECISIONS.

         All accounting decisions for the Joint Venture (other than those specifically provided for in other Sections of this Agreement) shall be approved by the Management Committee.

                                   ARTICLE V

                              INCOME TAX RETURNS,
                         TAX ACCOUNTING, TAX ELECTIONS

Section 5.1      PREPARATION OF TAX RETURNS.

         Federal, state and local income tax returns of the Joint Venture shall be prepared by qualified certified public accountants. Copies of all tax returns of the Joint Venture shall be furnished for review and approval by each of the Venturers and the Management Committee at least thirty (30) days prior to the statutory date for filing, including extensions thereof, if any. If the Management Committee shall fail to approve any such return, an application for extension of time to file shall be timely filed by the Manager.

Section 5.2      ALLOCATIONS TO VENTURERS.

         5.2.1 Method of Allocation. The proportionate part of each item of income, gain, loss, deduction or credit earned, realized or available by or to the Joint Venture shall be allocated to the Venturers in accordance with the Percentage Interests of each Venturer.

         5.2.2 754 Election. The Joint Venture shall, if requested by either Venturer, make the election under Section 754 of the Internal Revenue Code.

Section 5.3      TAX DECISIONS NOT SPECIFIED.

         Tax decisions and elections for the Joint Venture not provided for herein must be approved by the Management Committee.

Section 5.4      NOTICE OF TAX AUDIT.

         Prompt notice shall be given to the Venturers upon receipt of advice that the Internal Revenue Service intends to examine Joint Venture income tax returns for any year.

                                   ARTICLE VI

                           SALE, TRANSFER OR MORTGAGE

Section 6.1      GENERAL.

         6.1.1 Required Consents. Except as expressly permitted herein, neither Venturer shall sell, assign, transfer, mortgage, charge or otherwise encumber, or suffer any third party to sell, assign, transfer, mortgage, charge or otherwise encumber, or contract to do or permit any of the foregoing, whether voluntarily or by operation of law (herein sometimes collectively called a "transfer"), any part or all of its Joint Venture interest without the written consent of the other Venturer and any attempt to do so shall be void. The giving of such consent in any one or more instances shall not limit or waive the need for such consent in any other or subsequent instances.

         6.1.2 Indirect Transfers. In order to effectuate the purpose of this Section 6.1, each Venturer agrees that to the extent its interest in the Joint Venture is at any time held by any Person which is a partnership, corporation, trust or other entity, such Venturer will seek to transfer its interest in the Joint Venture only through a direct transfer of such interest therein in the manner contemplated in this Article VI, and that no transfer or other disposition of any stock or partnership or other beneficial interest in any such entity which holds an interest in the Joint Venture will be effected, directly or indirectly, unless Approved by the Management Committee.

Section 6.2      PERMITTED TRANSFERS BY THE VENTURERS.

         6.2.1 Transfers by Concorde. Notwithstanding the provisions of Subsection 6.1, Concorde may without the consent of the other Venturer from time to time, and at any time transfer, its interest in the Joint Venture to a subsidiary of Concorde, or to a subsidiary of such subsidiary, or from such subsidiary or sub-subsidiary back to Concorde or to such subsidiary.

         6.2.2 Transfers by Goldcoast. Notwithstanding the provisions of Subsection 6.1, Goldcoast may, without the consent of the other Venturer, from time to time transfer its interest in the Joint Venture to a subsidiary of Goldcoast or to a subsidiary of such subsidiary, or from such subsidiary or sub-subsidiary back to Goldcoast or to such subsidiary.

Section 6.3      TERMINATION OF OBLIGATIONS.

         As of the effective date of any transfer not prohibited hereunder by a Venturer of its entire interest in the Venture, such Venturer's rights and obligations hereunder shall terminate except as to items accrued as of such date and except as to any indemnity obligations of such Venturer attributable to acts or events occurring prior to such date. Thereupon, except as limited by the preceding sentence, this Agreement shall terminate as to the transferring Venturer but shall remain in effect as to the other Venturer. In the event of a transfer of its or his entire Joint Venture interest by a Venturer to the other Venturer, the Venturer to whom such interest is transferred shall indemnify, defend and hold harmless the Venturer so transferring its or his Joint Venture interest from and against any and all claims, demands, losses, liabilities, expenses, actions, lawsuits, and other proceedings, judgments, awards, and costs and expenses (including but not limited to reasonable attorneys' fees) incurred in or rising directly or indirectly, in whole or in part, out of operation of the business of the Joint Venture, excluding only those liabilities, if any, accruing prior to the date of such transfer.

Section 6.4      AGREEMENTS WITH TRANSFEREES.

         In the event that pursuant to the provisions of this Article VI, any Venturer (the "Transferor") shall transfer its Joint Venture interest to any person or entity other than the other Venturer ("Transferee"), no such transfer shall be made or shall be effective to make such Transferee a Venturer or entitle such Transferee to any benefits or rights hereunder until the proposed Transferee agrees in writing to assume and be bound by all the obligations of the Transferor and be subject to all the restrictions to which the Transferor is subject under the terms of this Agreement and any further agreement with respect to the Project or the Additional Projects contemplated by this Agreement to which the Transferor is then subject or is then required to be a party. In the event a Venturer's Joint Venture interest is transferred by operation of law and the Venturer's Transferee fails to sign such a writing within ninety (90) days of the date it is determined such transfer has been made, such failure shall entitle either Venturer (i) to treat such failure as a default under this Agreement, or (ii) if the Venturer elects not to treat such failure to sign as a default hereunder, nonetheless to invoke the appraisal or the dissolution procedures as set forth in Section 7.4 hereof and in such event, such transferee shall be treated in the same manner as a "Defaulter" under Section 7.4.

Section 6.5      RESTRAINING ORDER.

         In the event that either Venturer shall at any time transfer or attempt to transfer its Joint Venture interest in violation of the provisions of this Agreement and any rights hereby granted, then the other Venturer shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such transfer and the offending Venturer shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning transfer set forth in this Agreement.

Section 6.6      NO TERMINATION.

         Notwithstanding any provision to the contrary in this Article VI, neither Venturer shall transfer all or any part of its interest in the Joint Venture to any party other than the other Venturer, whether or not such transfer would otherwise be permitted hereunder, if such transfer would result in a termination of the Joint Venture under the Code. At the request of the other Venturer and as a condition of the consummation of any transfer of all or any part of a Venturer's interest to any party other than the other Venturer, the Venturer proposing to transfer all or any part of its interest shall at its cost provide an unqualified opinion of counsel, which must be reasonably satisfactory to the other Venturer, that such transfer would not result in such a termination and the Venturer proposing to transfer all or any part of its interest to any party other than the other Venturer shall indemnify and hold harmless the other Venturer from and against any and all loss, cost, liability or expense (including but not limited to reasonable attorneys' fees) which such other Venturer may suffer if such transfer would, either by itself or together with any other prior transfers of an interest in the Venture of which the transferring Venturer has knowledge at the time of such transfer, cause such a termination.

Section 6.7      TAKE-ALONG RIGHT/RIGHT OF FIRST NEGOTIATION

         Concorde shall agree not to sell its interest in the Joint Venture, unless the proposed purchaser also agrees to purchase Goldcoast's interest in the Joint Venture upon the same terms and conditions. Goldcoast shall have the right to sell such interest to any purchaser who has agreed to acquire Concorde's interest in the Joint Venture, provided such a sale is upon the same terms and conditions as received by Concorde. Each Venturer shall grant the other a right of first negotiation on its interest in the Joint Venture, exercisable within five (5) business of receiving written notice of the Venturer's offer to sell. For purposes of this agreement, a right of first negotiations shall mean that the Venturer desiring to sell shall first offer its interest to the other Venturer; if after ten (10) business days satisfactory terms are not agreed upon, the Venturer desiring to sell shall have the right for an agreed upon period of time to sell to third parties on terms no less favorable to the seller than those offered to the other Venturer.

Section 6.8      TRANSFER RESTRICTIONS

         6.8.1 Venturers' Transfers. Except as expressly provided for herein, neither Venturer shall assign its rights or obligations under this Agreement without the approval of the other Venturer, which approval may be withheld for any reason or no reason at all.

         6.8.2   Right of First Refusal

         6.8.2.1 If at any time Venturer shall desire to accept a Qualified Written Offer (hereinafter defined) to purchase all or any part of Venturer's right, title and interest and to the Joint Venture (the "Venturer's Interest"), then the Venturer ("Selling Venturer") shall first offer to sell all of such Selling Venturer's Interest to the to the other Venturer pursuant to a written offer.

         6.8.2.2 A Qualified Written Offer means a written offer that, at a minimum, (i) provides for at least fifty percent (50%) of the purchase price to be paid in cash at closing, (ii) provides for a closing no later than one hundred twenty (120) days after the date of such offer, and (iii) is expressly made subject to the rights of the other Venturer under this Agreement.

         6.8.2.3 The Offer shall include (a) a copy of the Qualified Offer, (b) the name and address of the person or entity desiring to purchase the Selling Venturer's Interest (the "Proposed Transferee") (and if the Proposed Transferee is an entity, the principals and parents of the

Proposed Transferee) and (c) and offer to sell the Selling Venturer's Interest to the other Venturer on the same terms and conditions, including price, as those on which the Selling Venturer proposes to sell its Interest to the Proposed Transferee. For purposes of this Section, the date on which Selling Venturer delivers the Offer shall be deemed the "Offer Date".

         6.8.2.4 The Venturer shall have the option, exercisable by written notice given to the Selling Venturer within forty five (45) days of the Offer Date, to purchase all, but not less than all, of the Selling Venturer's Interest upon the terms and conditions set forth in the Offer.

         6.8.2.5 In the event that Venturer does not elect to purchase all of the Selling Venturer's Interest, then all, but not less than all, of the Selling Venturer's Interest may be sold by the Selling Venturer at any time within one hundred twenty (120) days after the Offer date to the Proposed Transferee, upon terms and conditions no more favorable to the Proposed Transferee than those specified in the Offer. If the Selling Venturer's Interest is not sold to the Proposed Transferee within such one hundred twenty
(120) day period, the Selling Venturer's Interest shall again be subject to the restrictions set forth in this Agreement.

         6.8.2.6 It shall be a condition precedent to the sale of the Selling Venturer's Interest to the Proposed Transferee that the Proposed Transferee execute and deliver to the Venturer an agreement acknowledging that the Selling Venturer's Interest transferred to the Proposed Transferee is and shall be subject to the terms and conditions of this Agreement and agreeing to be bound by this agreement.

                                  ARTICLE VII

                            DEFAULT AND DISSOLUTION
Section 7.1      EVENTS OF DEFAULT.

         The occurrence of any of the following events shall constitute an event of default ("Event of Default") hereunder on the part of the Venturer with respect to whom such event occurs ("Defaulter") if within forty-five (45) days following notice of such default from the other Venturer (thirty (30) days if the default is due solely to the nonpayment of monies), the Defaulter fails to pay such monies, or in the case of non-monetary defaults, fails to commence substantial efforts to cure such default or thereafter fails within a reasonable time to prosecute to completion with diligence and continuity the curing of such default:

         (a) the violation by a Venturer of any of the restrictions set forth in Article VI of this Agreement upon the right of a Venturer to transfer its Joint Venture interest;

         (b) institution by a Venturer of proceedings of any nature under any laws of the United States or of any state, whether now existing or subsequently enacted or amended, for the relief of debtors wherein such Venturer is seeking relief as debtor;





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
         (c) a general assignment by a Venturer for the benefit of creditors;

         (d) the institution by a Venturer of a case or other proceeding under any section or chapter of the federal Bankruptcy Act as now existing or hereafter amended or becoming effective;

         (e) the institution against a Venturer of a case or other proceeding under any section or chapter of the federal Bankruptcy Act as now existing or hereafter amended or becoming effective, which proceeding is not dismissed, stayed or discharged within a period of sixty (60) days after the filing thereof or if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding;

         (f) a proposed plan of arrangement or other action by a Venturer's creditors taken as a result of a general meeting of the creditors of such Venturer;

         (g) the appointment of a receiver, custodian, trustee or like officer, to take possession of assets having a value in excess of $100,000 of a Venturer if the pendency of said receivership would reasonably tend to have a materially adverse effect upon the performance by said Venturer of its obligations under this Agreement; which receivership remains undischarged for a period of thirty (30) days from the date of its imposition;

         (h) admission by a Venturer in writing of his or its inability to pay his or its debts as they mature;

         (i) attachment, execution or other judicial seizure of all or any substantial part of a Venturer's assets or of a Venturer's Joint Venture interest, or any part thereof, such attachment, execution or seizure being with respect to an amount not less than $100,000 and remaining undismissed or undischarged for a period of fifteen (15) days after the levy thereof, if the occurrence of such attachment, execution or other judicial seizure would reasonably tend to have a materially adverse effect upon the performance by said Venturer of its obligations under this Agreement; provided, however, that said attachment, execution or seizure shall not constitute an Event of Default hereunder if said Venturer posts a bond sufficient to fully satisfy the amount of such claim or judgment within fifteen (15) days after the levy thereof and the Venturer's assets are thereby released from the lien of such attachment;

         (j) default in performance of or failure to comply with any other agreements, obligations or undertakings of a Venturer herein contained; and

         (k) any other matter specifically deemed an Event of Default hereunder.

Section 7.2      CONCORDE'S FAILURE TO MAKE CAPITAL CONTRIBUTION.

         Notwithstanding any of the above, if Concorde fails to make its minimum capital contribution on a timely basis, Goldcoast shall have the right to solicit other individuals and/or entities for the purpose of buying out Concorde's Joint Venture Interest. In such an event, Concorde agrees to sell its Joint Venture interest for a cash.

Section 7.3      CAUSES OF DISSOLUTION.

         The Joint Venture shall be dissolved only in the event that:

         (a) an Event of Default has occurred as provided in Section 7.1 and the non-defaulting Venturer elects to dissolve the Joint Venture as provided in Section 7.3 hereof;

         (b)     the Venturers mutually agree to terminate the Joint Venture;

         (c) the Joint Venture ceases to maintain any interest in the Project or the Additional Projects;

         (d) one or both of the Venturers elect to dissolve or terminate the Joint Venture pursuant to any provision of this Agreement permitting such election to be made; or

         (e) the Joint Venture by its terms, as set forth in this Agreement, is terminated.

Section 7.4      ELECTION OF NON-DEFAULTING VENTURER.

         7.4.1 Purchase of Defaulter's Interest. Upon the occurrence of an Event of Default by either Venturer ("Defaulter"), the other Venturer (a "non-Defaulter") shall have the right to acquire the Joint Venture interest of the Defaulter for cash, except as provided in Subsection 7.3.2 hereof, at a price determined pursuant to the appraisal procedure set forth in Article VIII, subject to adjustment as set forth in Subsection 6.6.2. In furtherance of such right, the non-Defaulter may notify the Defaulter at any time following an Event of Default of its election to institute the appraisal procedure set forth in Article VIII. Within fifteen (15) days of receipt of notice of determination of the net fair market value of the Defaulter's Joint Venture interest, the non-Defaulter may notify the Defaulter of its election to purchase the interest of the Defaulter.

         7.4.2 Election to Dissolve. If the non-Defaulter does not elect to acquire the entire interest of the Defaulter as set forth in Subsection 7.4.1, the non-Defaulter may elect (i) to dissolve and terminate the Joint Venture pursuant to Section 7.3 of this Agreement by written notice to the Defaulter or
(ii) to pursue any other right or remedy available to it at law or in equity. The right of the non-Defaulter to institute the procedures for purchase of the Defaulter's Joint Venture interest as set forth in this Section 7.4 shall continue until such non-Defaulter elects to exercise its right to terminate the Joint Venture as provided in this Subsection 7.4.2.





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
Section 7.5      PROCEDURE IN DISSOLUTION AND LIQUIDATION.

         7.5.1   Winding Up.  Upon dissolution of the Joint Venture pursuant to
Section 7.2 hereof, the Joint Venture shall immediately commence to wind up its affairs and the Venturers shall proceed with reasonable promptness to liquidate the business of the Joint Venture.

         7.5.2 Management Rights During Winding Up. During the period of the winding up of the affairs of the Joint Venture, the rights and obligations of the Venturers set forth herein with respect to the management of the Joint Venture shall continue. For purposes of winding up, the Management Committee shall continue to act as such and shall make all decisions relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of Joint Venture assets; provided that if the termination of the Venture results from an Event of Default, the defaulting Venturer shall have no further right to participate in the management or affairs of the Venture or to attend Management Committee meetings or vote on decisions by the Management Committee, but shall nonetheless be bound by all decisions made by the non-Defaulter. Each Venturer hereby waives any claims it may have against the non- Defaulter that may arise out of the management by the non-Defaulter of the Joint Venture, so long as such non-Defaulter acts in good faith.

         7.5.3 Work in Progress. If the Joint Venture is dissolved for any reason while there is work in progress on the development or construction of the Project, winding up of the affairs and termination of the business of the Joint Venture may include completion of the work in progress to the extent of development or construction on the Project as the Management Committee may determine to be necessary to bring the matters under construction to a state of completion convenient to permit a sale of the Joint Venture's interest in such work, giving due regard to the interests of the Venturers.

         7.5.4 Distributions in Liquidation. The assets of the Joint Venture shall be applied or distributed in liquidation in the following order of priority; provided, however, that if a Venturer shall have a negative balance in its Capital Account, such Venturer shall immediately, and prior to any distributions made pursuant to this Subsection 7.4.5, pay to the Joint Venture in cash for distribution as provided in this Subsection 7.5.5 an amount equal to the negative balance in said Venturer's Capital Account:

         (a) In payment of debts and obligations of the Joint Venture owed to third parties, which shall include either Venturer as the holder of any secured loan;

         (b) In payment of debts and obligations of the Joint Venture to either Venturer;

         (c) In payment of Concorde's Capital Contribution reduced by distributions paid,

         (d) To the Venturers in payment of any positive balances remaining in their Capital Accounts .

         7.5.5 Non-Cash Assets. Every reasonable effort shall be made to dispose of the assets of the Joint Venture so that the distribution may be made to the Venturers in cash. If at the time





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
of the termination of the Joint Venture, the Joint Venture owns any assets in the form of work in progress, notes, deeds of trust or other non-cash assets, such assets, if any, shall be distributed in kind to the Venturers, in lieu of cash, proportionately to their right to receive the assets of the Joint Venture on an equitable basis reflecting the net fair market value of the assets so distributed, which net fair market value shall be determined by appraisal in accord with Section 8.3.

Section 7.6      DISPOSITION OF DOCUMENTS AND RECORDS.

         All documents and records of the Joint Venture including, without limitation, all financial records, vouchers, canceled checks and bank statements, shall be delivered to Concorde upon termination of the Joint Venture. Unless otherwise Approved by the other Venturer, Concorde shall retain such documents and records for a period of not less than seven (7) years and shall make such documents and records available during normal business hours to the other Venturer for inspection and copying at the other Venturer's cost and expense. In the event either Venturer ("Withdrawing Venturer") for any reason ceases as provided herein to be a Venturer at any time prior to termination of the Joint Venture, and the Joint Venture is continued without the Withdrawing Venturer, the other Venturer ("Surviving Venturer") agrees that said documents and records of the Joint Venture up to the date of the termination of the Withdrawing Venturer's interest shall be maintained by the Surviving Venturer, its successors and assigns, for a period of not less than seven (7) years thereafter; provided, however that if there is an audit or threat of audit, such documents and records shall be retained until the audit is completed and any tax liability finally determined. Said documents and records shall be available for inspection, examination and copying by the Withdrawing Venturer upon reasonable notice in the same manner as provided in
Section 4.2 during said seven-year period.

                                ARTICLE VIII

                                  APPRAISAL

Section 8.1      GENERAL.

         Whenever this Agreement provides for the valuation of an interest in the Joint Venture to be purchased or sold, the value of such interest in the Joint Venture shall be determined as follows. The parties shall first attempt to agree upon the "net fair market value" of the Joint Venture and of the interests in the Joint Venture to be purchased or sold. The "net fair market value" of the Joint Venture shall mean the cash price which a sophisticated purchaser would pay on the effective date of the appraisal for all tangible assets of the Joint Venture in excess of the financing then encumbering the Joint Venture assets, such valuation to be made on the assumption that such assets are subject to any agreements, including, without limitation, leases, management and service agreements then in effect, except this Agreement. A sophisticated purchaser shall be one who would take into account the nature, extent, maturity date, and other terms of the liabilities of the Joint Venture, whether fixed or contingent, including the favorable or unfavorable nature of any financing then encumbering the Project or other Joint Venture assets, and the prospects that the income from the Joint Venture assets would be sufficient to satisfy such liabilities when due, excluding any liability under any financing already taken into account. The "net fair market value" of a Joint Venture interest shall mean the value of the interest to be sold or purchased, based on the net fair market value of the Joint Venture, and subject to the terms and provisions of this Agreement.

Section 8.2      APPRAISAL PROCEDURE.

         In the event the Venturers are unable to mutually agree upon the net fair market value of the Joint Venture and of the Joint Venture interests to be sold or purchased within thirty (30) days of the date the appraisal procedure of this Article XIII is instituted as provided in this Agreement, the Venturers shall then attempt to agree upon the appointment of three disinterested appraisers who shall be members of an investment banking firm. If the Venturers are unable to agree upon the selection of three appraisers within seventy-five (75) days of the date the appraisal procedure is instituted as provided in this Agreement, then a petition may be made by either Venturer to the presiding judge of the Superior Court for the City of Miami, Florida, County of Dade, for such selection. Each Venturer shall have the right to submit the names of three (3) appraisers so qualified and the judge shall select the three (3) appraisers from the names so submitted. Each appraiser so selected shall furnish the Venturers and the certified public accountants for the Venture with a written appraisal within ninety (90) days of his selection, setting forth his determination of the net fair market value of all real estate and other tangible assets owned by the Venture as of the date of the application to the Superior Court. Such appraisal shall assume that the Project shall be the highest and best use of the Property, and the appraisal shall not include any value for any intangible assets of the Venture, such as good will. The average of the two closest valuations of such appraisers shall be treated as the net fair market value of the Venture and the determination shall be final and binding on the Venturers. The cost of the appraisal shall be an expense of the Venture, except that if the appraisal is instituted pursuant to Section 6.5 or 7.3, the cost shall be at the expense of the dead or disabled Venturer or Defaulter, as applicable.

Section 8.3      APPRAISAL OF NON-CASH ASSETS.

         The procedures set forth in Sections 8.1 and 8.2 for determining the net fair market value of the Venture shall be followed in determining the net fair market value of non-cash assets of the Venture as described in Subsection 7..5.5; provided, however, that all references to the net fair market value of the Venture shall be deemed to be references to the net fair market value of such non-cash assets.

                                 ARTICLE IX

                                 ARBITRATION
Section 9.1      INITIATION.

         In such cases where this Agreement provides for the determination of any matter by arbitration, the same shall be settled and finally determined by arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association, or its successor in

Dade County, Florida. Any arbitration pursuant to this Agreement shall be conducted by three arbitrators. The judgment upon the award rendered in any such arbitration shall be final and binding upon the parties and may be entered in any court having jurisdiction thereof.

Section 9.2      COSTS.

         All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys' fees, shall be shared equally by the Venturers. Each Venturer shall bear its own attorneys' fees.

                                   ARTICLE X

                               GENERAL PROVISIONS

Section 10.1  COMPLETE AGREEMENT; AMENDMENT.

         This Agreement constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof, and neither party hereto shall be bound by nor charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or the exhibits hereto. This Agreement may not be amended, altered or modified except by a writing signed by both the Venturers.

Section 10.2     NOTICES.

         10.2.1 Addresses. All notices under this Agreement shall be in writing and shall be delivered by personal service, or by certified or registered mail, postage prepaid, return receipt requested, to the Venturers at the addresses herein set forth and to the Joint Venture at its principal place of business.


                  The addresses for notices are as follows:

Concorde Gaming Corporation               Goldcoast Entertainment Cruises, Inc.
C/o Jerry L. Baum                         C/o David Grossman
3290 Lien Street                          1002 Shadyside Lane
Rapid City, South Dakota  57702           Weston, Florida  33327


         10.2.2 Effective Date. All notices, demands and requests shall be effective upon being deposited in the United States mail. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of receipt on the return receipt of the notice, demand or request by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as provided in Subsection 10.2.3 shall be deemed to be receipt of the notice, demand or request sent.

         10.2.3 Changes. By giving to the other parties at least thirty (30) days' written notice thereof, the parties hereto and their respective permitted successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses for notices and each shall have the right to specify as its or his address for notices any other address within the United States of America.

Section 10.3     ATTORNEYS' FEES.

         Should any litigation be commenced between the parties hereto or their representatives or should any party institute any proceeding in a bankruptcy or similar court which has jurisdiction over any other party hereto or any or all of his or its property or assets concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for his or its or their attorneys' fees and court costs in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose.

Section 10.4     VALIDITY.

         In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

Section 10.5     SURVIVAL OF RIGHTS.

         Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, their respective heirs, executors, legal representatives and permitted successors and assigns.

Section 10.6     GOVERNING LAW.

         This Agreement has been negotiated, executed and delivered in the State of Florida and all questions with respect to this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of that state.

Section 10.7     WAIVER.

         No consent or waiver, express or implied, by a Venturer to or of any breach or default by the other Venturer in the performance by such other Venturer of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Venturer of the same or any other obligations of such other Venturer hereunder. Failure on the part of a Venturer to complain of any act or failure to act of the other Venturer or to declare the other Venturer in default, irrespective of how long such failure continues, shall not constitute a waiver by such Venturer of its rights hereunder. The giving of consent by a Venturer in any one instance shall not limit or waive the necessity to obtain such Venturer's consent in any future instance.

Section 10.8     REMEDIES IN EQUITY.

         The rights and remedies of either of the Venturers hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Venturers confirms that damages at law will be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section to make clear the agreement of the Venturers that the respective rights and obligations of the Venturers hereunder shall be enforceable in equity as well as at law or otherwise.

Section 10.9     TERMINOLOGY.

         All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural and vice versa. Titles of Articles, Sections and Subsections are for convenience only, and neither limit nor amplify the provisions of this Agreement itself. The use herein of the word "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation," or "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 10.10    COUNTERPARTS.

         This Joint Venture Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

Section 10.11    SURVIVAL OF INDEMNITY OBLIGATIONS.

         Any and all indemnity obligations of either party hereto shall survive any termination of the Joint Venture.

Section 10.12    FEES AND COMMISSIONS.

         Each Venturer hereby represents and warrants that as of the date of this Agreement there are no known claims for brokerage or other commissions or finder's or other similar fees in connection with the transactions covered by this Agreement insofar as such claims shall be based on actions, arrangements or agreements taken or made by or on its behalf, and each Venturer hereby agrees to indemnify and hold harmless the other Venturer from and against any liabilities, costs, damages, and expenses from any party making any such claims through such Venturer.





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
Section 10.13    FURTHER ASSURANCES.

         Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above set forth.


                                             CONCORDE GAMING CORPORATION,
                                             a Colorado corporation


                                             By
                                                ---------------------------
                                             Its
                                                ---------------------------

                                             GOLDCOAST ENTERTAINMENT CRUISES,
                                             INC., a Florida corporation


                                             By
                                                ---------------------------
                                             Its
                                                ---------------------------




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